Exhibit 99.2

Pixelworks, Inc. Q4 2014 Conference Call
February 5, 2015

Steven Moore, CFO

Good afternoon and thank you for joining us. This is Steve Moore, Chief Financial Officer of Pixelworks. With me today is Bruce Walicek, President and CEO. The purpose of today’s conference call is to supplement the information provided in our press release issued earlier today announcing the Company’s financial results for the fourth quarter ended December 31, 2014.

Before we begin, I would like to remind you that various remarks we make on this call -- including those about our projected future financial results, economic and market trends, and our competitive position -- constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.

All forward-looking statements are based on the Company's beliefs as of today, Thursday, February 5, 2015, and we undertake no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today’s press release, our Annual Report on Form 10-K for the year ended December 31, 2013, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.

Additionally, the Company's press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net income (loss), and net income (loss) per share. These non-GAAP measures exclude stock-based compensation expense and additional amortization of a prepaid royalty. We use these non-GAAP measures internally to assess our operating performance. The Company believes these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics, but we caution investors to consider these measures in addition to, not as a substitute for, nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.

Included in the Company's press release are definitions and reconciliations of GAAP to non-GAAP net income (loss) and GAAP net loss to adjusted EBITDA, which provide additional details.

Bruce will begin today’s call with a strategic update on the business, after which I will review our fourth quarter financial results, and then provide our outlook for the first quarter of 2015.

Bruce Walicek, CEO

Thanks Steve. Good afternoon everyone and thanks for joining us today

2014 Recap

•	2014 was an outstanding year of progress and strong growth for Pixelworks as overall revenues came in at $61M, up 27% year over year, driven by product revenues which increased 44% over 2013.

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It was also a key year for confirming our thesis of the growing need for video processing technology as trends driving our business accelerated and we enter 2015 with significant momentum and an exciting set of opportunities.

•	During the year, we completed key milestones that advanced our progress and moved the company forward as we completed our co-development partnership to develop a highly integrated next generation SOC.

•	We delivered initial prototype samples right on schedule and ramped the mass production version into high volume production in Q3 with on time execution.

•	We successfully executed and delivered on our licensing partnership engagements which are a major validation of our innovation, technology and expertise.

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And we launched our first product line of mobile video processors targeted at laptop/UltrabooksTM/tablets and smartphones with screen sizes from 5.5” to 14.9”, and delivered initial silicon samples in the 2nd half of the year.

•	And finally we strengthened our board of directors with the addition of David Tupman, who brings extensive experience in management and advisory roles at leading consumer electronics companies.

Q4 2014 Results

•	Turning to the results for the quarter, Q4 2014 was in-line with guidance as revenues of $15M, were down sequentially but we had outstanding product revenue growth which increased 27% over Q4 2013.

•	All other Non-GAAP metrics came within the range of guidance, and despite seasonality at year end, we expect to see solid double digit growth in our core business in 2015.

•	Steve will review the results of the quarter and provide the outlook for Q1 2015 later in this call.

Iris mobile video processors/ Mobile screen applications

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At the Consumer Electronics Show (“CES”) in Las Vegas this quarter we demonstrated the range and breadth of our current and future generation technology across large and small displays from 5.5” to large projected images.

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And we introduced our “True Clarity” branding concept, which is our brand name for the totality of PXLW display technology enhancements such as smooth motion video, daylight viewing, and color accuracy, as it applies across all screens.

◦	What is truly remarkable is that True Clarity brings out the fullest capabilities of the display.

◦	This means that every display can now deliver its optimum performance in order to show whatever is on the screen to its best advantage and provide the best visual user experience.

◦	Next generation displays are requiring innovative video solutions as companies begin to recognize the importance of the visual experience to the differentiation and positioning of their products.

◦	And as products merge and become not only productivity devices but content consumption devices as well, True Clarity provides a framework for positioning their product.

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At the show we also demonstrated the power and capability of Pixelworks technology for all displays across our product lines from VueMagicTM collaboration applications running on Topaz chip based projectors, to Iris mobile video processor silicon running on Intel and Qualcomm platforms.

Iris value proposition

•	Iris brings the cinematic experience of large screens to mobile screens, while enhancing system performance and lowering power consumption.

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Iris represents several years of research to leverage Pixelworks' technology for large screen applications to create the best video quality in smaller mobile displays, and our first product includes the full array of advanced video processing techniques.

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Iris technology not only optimizes all aspects of the display that affect video quality, but it also works at the system level, improving battery life and freeing up valuable system resources to create the optimal viewing experience.

•	The PX3883 is the first device in the product line of Iris chips on our roadmap based on our video display processing technology.

•	We have an aggressive roadmap that will expand the Iris product line in the first half of 2015.

•	And we will be previewing our next generation Iris technology at the upcoming Mobile World Congress Conference in Barcelona later this quarter.

Iris launch/ Traction

•	The value propositions of Iris are resonating with customers and partners alike.

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Interest in Iris in our customer base and partner ecosystem has never been stronger, and we are seeing design win traction at new and existing customers, as well as a wide range of licensing opportunities for Pixelworks' video technology.

Trends

•	Increasing mobile video consumption is a key driving factor of the need for next generation video solutions, as consumers increasingly view their content on UltraBooksTM, tablets, and smartphones.

•	China in particular is an explosive opportunity for mobile video as China smartphone users are expected to exceed 700 million by 2018 and video is expected to reach 50% of mobile traffic by 2019.

•	Another driving factor is ongoing progress in new display technology as the industry accelerates advancements with no end in sight.

•	The entire video ecosystem will upgrade to 4K resolutions in the coming years and we are just at the beginning of a multi-year transition to more capable displays across all screens.

Pixelworks value and expertise

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Delivering great video quality is an art as well as a science, and it takes many years to develop the expertise necessary to provide solutions that are tested by the industry’s most demanding customers.

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Leveraging a portfolio of 130 patents, and over 15 years of TV industry experience in the marketplace solving the most difficult video problems, we have now brought that expertise and innovation to mobile screens as well.

Large screen projected and panel applications

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At CES we showed our latest VueMagicTM connectivity application running on VueMagicTM Mate and projectors based on Topaz, that allow up to 4 devices to connect and share their displays with a projector.

•	Unlike traditional screen sharing solutions such as Miracast, VueMagicTM allows interaction and collaboration with the content.

•	And during the quarter we announced that BenQ licensed VueMagicTM for their Qpresenter line of projectors.

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BenQ reviewed all solutions, and VueMagicTM was adopted due to its multi-screen and annotate features that make it easy to interact with content, making it ideally suited for education and collaborative meetings.

•	During the quarter we also delivered high volume production of the advanced SOC we developed under our co-development partnership.

•	And we expect this product to continue to ramp into 2015 and drive year on year growth in our overall product business for large screen applications.

•	Design win momentum remains strong as we continue to see outstanding adoption for our Topaz family of SOCs for projectors.

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And we continue to see opportunities across our families of video co-processors for large screen panels, as 4K applications broaden out to include monitors, digital signage, and projected displays in addition to large screen TVs.

Closing summary

•	2014 was a great year of growth driven by product revenues which were up 44% and overall revenues of $61M that increased 27% over 2013.

•	Q4 was a solid quarter of product growth which increased 27% year over year and we expect to see solid double digit over growth in our core business in 2015.

•	During the quarter we shipped high volume production of the advanced SOC for large screen applications, which we developed under our co-development partnership.

•	And we will be demoing our current and latest technology and products for mobile displays at the upcoming Mobile World Congress Conference later this quarter.

•	Now, I’d now like to turn the call over to Steve to review the financial results of the quarter.

Steven Moore, CFO

Thank you, Bruce.

Revenue for the fourth quarter of 2014 was $15.1 million, which compares to $17.1 million in the prior quarter. Q4 total revenue was flat compared with total revenue for the fourth quarter of 2013, but revenue from chip sales was up 27% compared with the prior year quarter.

The split of our fourth quarter chip revenue by market was:
89% digital projection,
11% TV and panel

Digital projection revenue was $13.4 million, compared to $14.9 million in the third quarter, and revenue from TV and panel totaled $1.6 million in the fourth quarter, compared to $2.2 million in the prior quarter. Sequential revenues declined due to seasonality and inventory adjustments in our customer base.

Licensing revenue was approximately $200,000 in the fourth quarter, compared to a negligible contribution in the previous quarter, and we continue to expect the recognition of licensing revenue to be lumpy in future quarters.

Non-GAAP gross profit margin was 50.3% in the fourth quarter, comparable to the 50.4% in the third quarter.

Pixelworks' gross margin is subject to variability based on changes in revenue levels, recognition of license revenue, product mix, startup costs, and the timing and execution of manufacturing ramps, as well as other factors.

Non-GAAP operating expenses were $8.8 million in the fourth quarter, compared to $9.3 million in the prior quarter.

Adjusted EBITDA was a negative $137,000 for the fourth quarter, compared to a positive $423,000 in the third quarter. A reconciliation of adjusted EBITDA to GAAP net loss may be found in today's press release.

On a non-GAAP basis we recorded a net loss of $1.4 million, or loss of 6 cents per share, in the fourth quarter of 2014, as compared to a non-GAAP net loss of $950,000, or loss of 4 cents per share, in the prior quarter.

Moving to the balance sheet, we ended the fourth quarter with cash and cash equivalents of approximately $17.9 million, compared to $19.3 million at the end of the third quarter. The Company has no long-term debt and similar to the previous quarter, the Company had a balance of $3 million on its working capital line of credit.

Other balance sheet metrics include day’s sales outstanding of 28 days at quarter-end, compared to 32 days at the end of the third quarter, and inventory turns ticked-up to just over 13 times from approximately 12 last quarter.

Guidance

For the first quarter of 2015, we expect revenue to be in a range of between $14 and $16 million.

We expect gross profit margin for the quarter to range between 48% to 50% on a non-GAAP basis and 47% to 49% on a GAAP basis.

In terms of operating expenses, we expect the first quarter to range between $8.5 and $9.5 million on a non-GAAP basis, and $9.5 to $10.5 million on a GAAP basis.

And finally, we expect a non-GAAP first quarter net loss of between 3 and 13 cents per share; and we expect a GAAP net loss of between 8 cents and 18 cents per share.

That concludes my comments. We will now open the call for your questions.